SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

Filed by the Registrant  X
Filed by a Party other than the Registrant
Check the appropriate box

❑	Preliminary Proxy Statement
❑	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
❑	Definitive Proxy Statement
X	Definitive Additional Materials
❑	Definitive Material Pursuant to §240.14a-12

PHOTONIC PRODUCTS GROUP, INC.

(Name of Registrant as Specified In Its Certificate of Incorporation)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
X No fee required
❑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant t to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

❑	Fee paid previously with preliminary materials.
❑
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed

TO OUR SHAREHOLDERS, CUSTOMERS, PARTNERS, EMPLOYEES

For PPGI, 2009 was a difficult and challenging year.  The worldwide economic recession affected our markets and most of our customers experienced the downturn.  We also were impacted by a slow-down in the military markets we serve.  Although we saw lower order activity in the fourth quarter of 2008, this continued throughout 2009.  Overall, orders declined 27% in 2009 from the previous year and we experienced a significant decline in our semiconductor and defense/aerospace related businesses.

Instead of waiting for an economic recovery, we proactively took steps to reduce costs and right-size workforce levels, in both our Northvale and Sarasota operations.  Anticipating a difficult business environment, we took additional measures to conserve cash.  Despite these initiatives, revenues declined 32% from 2008, and we had a net loss of $2.8 million which included a non-cash goodwill impairment charge of $1.6 million.  However, we generated positive cash flow from operations and improved our cash position, ending 2009 with over $4.0 million in cash and cash equivalents.  We also continued our focus on strengthening the balance sheet, paying down long-term debt and taking a charge against goodwill, as previously mentioned.

We have taken time during this difficult period to focus on the future growth of our business.  We reorganized our sales force and recently added a west coast sales manager.  We realigned our manufacturing team to better serve our customers and made the personnel adjustments to strengthen our engineering capability.  We strengthened our finance area to support the need for more timely and sophisticated analysis and financial reporting.  In addition, we made selective investments in capital equipment, with an emphasis on improving our metrology, with the result that we have seen product improvements in several areas.  The old axiom “you cannot make or improve what you cannot measure” is very true in our business.

During the year, we increased our sales and marketing efforts in the international marketplace by re-energizing relationships with existing representatives and selectively choosing new representatives whose portfolio of products and customers are more aligned with our product offerings.  I am delighted to report that we are seeing considerable interest in our products in several international markets and it appears that European and Asian markets are recovering from the worldwide economic recession at a slightly faster pace than the United States.  Although we have seen a small uptick in international sales in early 2010, we believe this will have a more significant impact in future periods.  We also put a greater effort on improving our relationships with existing customers and key component suppliers.  To that end, we have had numerous meetings at our customer sites and have welcomed them in visits to both our Northvale and Sarasota operations.  The result of these meetings has been to identify improvements in the products we produce and opportunities to enter new markets not previously visible to us.

In 2009, for the second year in a row, we were awarded the “Supplier Excellence 3 Star Award” from Raytheon.  This award is given to select suppliers of Raytheon and is an acknowledgement of our exemplary customer service and performance based upon meeting and exceeding Raytheon’s on-time delivery and product quality objectives.

Early last year, Dr. John C. Rich retired from the Board after serving as a director since March 2000 and as Chairman since August 2004.  We thank John for his many years of service and valued contributions to the Board and will miss his wise counsel.  Jan M. Winston was elected to succeed John as Chairman and we look forward to his leadership of our Board of Directors.

In 2009, we also welcomed two new Board members, Rick Strandlund and Dennis Romano.  As mentioned in last year’s Annual Report, Rick brings to the Board an extensive background and knowledge in the photonics industry, particularly in the manufacturing and operational area.  Dennis, who joined the Board in September 2009, brings a wealth of experience in marketing, business and strategic development in the defense sector after a lengthy and successful career with Northrop Grumman.

OUTLOOK AND PRIORITIES FOR 2010

During the fourth quarter of 2009, we began to see a noticeable increase in requests for quotes that has continued, to-date.  First quarter bookings exceeded our expectations and we are interpreting this as a sign that our business is starting to recover.  We are encouraged but cautious.  The economy is fragile and we expect that it will take time to fully recover to pre-recession levels.  We recognize that periodic setbacks could continue to negatively affect the markets we serve.

This year, we will continue to focus on improving our operations, expanding our customer base, domestically and internationally, and reducing costs further through process improvements.  As in recent years, we will evaluate opportunities for strengthening our balance sheet by reducing debt and improving cash flows.

Our goal for 2010 is to position PPGI to respond effectively to increased product demand and we will work diligently to improve our relationships with our current customers while aggressively seeking new customers.  We plan to selectively invest in new equipment to help to retain our leadership in the markets we serve and enter new market segments that require unique capabilities.  We look forward to the future with cautious optimism.

Joseph J. Rutherford
President and CEO
April 30, 2010